Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

FIRST: The name of the corporation is Fairchild Semiconductor International, Inc. (the “Company”).

SECOND: The address of the registered office of the Company in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County. The name of the registered agent of the Company at such address is The Corporation Trust Company.

THIRD: The purpose for which the Company is organized is to engage in any and all lawful acts and activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”). The Company will have all powers necessary and convenient to the conduct, promotion or attainment of such acts and activities and will have perpetual existence.

FOURTH: The total number of shares of stock that the Company shall have authority to issue is one thousand (1,000) shares, par value $0.01 per share, all of which shall be designated as common stock.

FIFTH: The business and affairs of the Company shall be managed by or under the direction of a board of directors. Each of the directors of the Company shall serve until the annual meeting of stockholders of the Company or until his or her successor is elected and qualified or his or her earlier death, resignation or removal. The number of directors of the Company shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Company. Each director of the Company shall be entitled to one vote per director on all matters voted or acted upon by the board of directors. The current directors are Keith D. Jackson, Bernard Gutmann and George H. Cave, each of which shall serve as a director until his successor is elected and qualified or his earlier death, resignation or removal. The mailing address for each of the current directors is 5005 E. McDowell Road, Phoenix, Arizona 85008.

SIXTH: Directors of the Company need not be elected by written ballot unless the bylaws of the Company otherwise provide.

SEVENTH: The directors of the Company shall have the power to adopt, amend, and repeal the bylaws of the Company.

EIGHTH: No contract or transaction between the Company and one or more of its directors, officers, or stockholders, or between the Company and any person (as used herein “person” means any other corporation, partnership, association, firm, trust, joint venture, political subdivision, or instrumentality) or other organization in which one or more of its directors, officers, or stockholders are directors, officers, or stockholders, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of directors or a committee thereof that authorizes the contract or transaction, or solely because his, her, or their votes are counted for such purpose, if (a) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (b) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders, or (c) the contract or transaction is fair as to the Company as of the time it is authorized, approved, or ratified by the board of directors, the committee, or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee that authorizes the contract or transaction.

NINTH: The Company shall indemnify any person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (a) is or was a director or officer of the Company or (b) while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar function of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than the law permitted prior to such amendment). Such right shall be a contract right and as such shall run to the benefit of any director or officer who was or is elected and accepted or accepts the position of director or officer of the Company or elects to continue to serve as a director or officer of the Company while this Article Ninth is in effect. Any repeal or amendment of this Article Ninth shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Company with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article Ninth. Such right shall include the right to be paid by the Company expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than the law permitted prior to such amendment). If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Company within sixty (60) days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the DGCL, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its board of directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Company (including its board of directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement, or otherwise and the provisions of this Article Ninth are subject in all respects to additional rights conferred by the Company’s bylaws.

The Company may additionally indemnify any employee or agent of the Company to the fullest extent permitted by law.

As used herein, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

TENTH: The directors of the Company shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the DGCL. Without limiting the foregoing, to the fullest extent permitted by the DGCL, as it exists on the date hereof or as it may hereafter be amended, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article Tenth, any adoption of any provision of this Certificate of Incorporation inconsistent with this Article Tenth shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Company existing at the time of such repeal, modification or adoption. In addition to the circumstances in which a director of the Company is not personally liable as set forth in the foregoing provisions of this Article Tenth, a director shall not be liable to the Company or its stockholders to such further extent as permitted by any law hereafter enacted, including without limitation any subsequent amendment to the DGCL.

ELEVENTH: The Company expressly elects not to be governed by Section 203 of the DGCL.